Exhibit 10.15

Agreement to Provide Services

Entered into and executed in _______ on November 4, 2014

Between

L. & S. Light and Strong Ltd.

P.C. 514030471

Haadom Street, I.A. Kanot, POB 7042

Gedera 707000

(the “Company”)

of the first part;

and

Alon and Tal Tamir Consultants and Design Ltd.

P.C. 514559012

Represented by Mr. Alon Tamir I.D. 02290862-8

of 8 Haharuv St., Raanana

(the “Service Provider”)

of the second part;

Whereas	the Company is a private company which incorporated in Israel and specializes in manufacturing products from composite materials; and

Whereas	the Company wishes to recruit a senior UAV development consultant and the Service Provider wishes to provide services to the Company as a senior UAV development consultant, as specified in this agreement below; and

Whereas	the Service Provider is qualified, expert and authorized pursuant to any and all legal provisions to serve in the aforesaid position; and

Whereas	the Service Provider represents that he has the experience, ability and knowledge for rendering the aforesaid services and is able to render the services as provided in this agreement to the Company; and

Whereas	the parties wish to regulate and establish, in writing, the terms and conditions and provisions with respect to the rendering of the services by the Service Provider to the Company, all as specified in this agreement below;

Therefore it has been stipulated, represented and agreed by and between the parties as follows:

1.	Preamble

1.1.	The preamble to this agreement and the parties’ representations constitute an integral part hereof.

1.2.	The headings of the sections are for the sake of convenience only and will not be relied upon in interpreting or explaining this agreement.

1.3.	The annexes hereto constitute an integral part of this agreement and its terms. In the event of a discrepancy the provisions of the annexes will supersede the agreement.

2.	The position and its scope

2.1.	In the context of the engagement that is contemplated in this agreement, the Service Provider will provide, to the Company, his services as a senior UAV development consultant and will render current consulting services to the Company in the field of UAV development (the “Services”).

2.2.	In the Engagement Period (as defined in Section 4.1 below), the Service Provider will invest his time and energies in the fulfillment of his position with the Company in a scope which is equivalent to a one third (1/3) time position. The Service Provider undertakes to perform his role with the Company with devotion and loyalty and to invest of his time, energies, experience and knowledge in performing his role and promoting the business of the Company. In addition, the Service Provider will not engage in another activity in a manner which would prevent him from fulfilling his undertakings pursuant to this agreement.

3.	Identity of the person performing the services

3.1.	The Services will be provided by the Service Provider to the Company through Mr. Alon Tamir I.D. 02290862 only, and the aforesaid is a fundamental condition of this agreement (the “Service Provider’s Employee”).

3.2.	The Service Provider will dedicate all of the necessary time, his qualifications and abilities in order to render the Services to the Company.

3.3.	The Service Provider hereby represents that he knows everything he needs to know in order to render the Services and undertakes to render his Services to the Company devotedly and professionally, subject to the Company’s policy as being from time to time and in accordance with the guidelines to be issued to him from time to time by the Company and to devote to the performance of the Services the best of his qualifications, time and efforts efficiently and proficiently, as agreed in the context of this Agreement.

3.4.	The Company will arrange for professional liability insurance and will approve the issuance of letters of exemption and indemnification to the Service Provider and to the Service Provider’s Employee insofar as the same are customary at the Company.

4.	The service period

4.1.	The term of the engagement pursuant to this agreement will commence on October 19, 2014 and continue so long as any one of the parties shall not have announced his wish to terminate the engagement (the “Engagement Period”).

4.2.	The provisions of Section 4.1 above notwithstanding, each party to the agreement may terminate the Engagement Period pursuant to this agreement, for any reason whatsoever, provided that it shall have given a 3 month advance written notice to the other party and this will not be deemed as a breach of the agreement (the “Advance Notice” and the “Advance Notice Period”, respectively).

4.3.	In any case where one of the parties gives a notice of termination of the agreement as provided in Section 4.2 above, the Service Provider will continue to render Services pursuant to this agreement until the expiration of the Advance Notice Period, provided that the Service Provider is paid the full consideration due to the Advance Notice Period or the balance of the Advance Notice Period, as the case may be. Upon expiration of the engagement between the Company and the Service Provider, the Service Provider undertakes to use his best efforts in order to extend assistance to the Company in the performance of an orderly handover of the position to the party so appointed on the Company’s behalf.

4.4.	The provisions of Section 4.2 notwithstanding, the parties agree that the Company may terminate the engagement with the Service Provider immediately, without Advance Notice, in each of the following cases:

4.4.1.	The Service Provider fundamentally breaches his undertakings pursuant to this agreement.

4.4.2.	The Service Provider is indicted with the performance of a dishonorable criminal offence.

4.4.3.	The Service Provider enters bankruptcy proceedings.

4.4.4.	The Service Provider passes away and/or becomes legally incapacitated and/or loses his working capacity for a period that is longer than 45 days.

4.5.	If the Service Provider’s work is discontinued or ends for any reason whatsoever, including, but not only, pursuant to the provisions of this section above, the Service Provider undertakes to return to the Company at the address as will be requested by the Company, promptly and without delay, any and all written and/or printed and/or recorded and/or typed materials and/or any and all other information which is in his possession.

4.6.	The Service Provider further undertakes to return to the Company any equipment and/or property which belongs to the Company and is in his possession in good working order as the same was delivered to the Service Provider, other than fair wear and tear due to reasonable use of the property.

5.	Company’s supervision

The Services will be rendered by the Service Provider to the Company, and the Service Provider will operate pursuant to a work plan, to be submitted by him to the CEO of the Company and approved by the CEO of the Company.

6.	Consideration and benefits

6.1.	In consideration for the fulfillment of all of the undertakings of the Service Provider in accordance with this agreement, the Company will pay the Service Provider consideration in the sum of ILS 10,000 (ten thousand new Israeli shekels), before VAT, for each calendar month of work, effective from the commencement of the engagement, as provided in Section 4.1 above, against a tax invoice to be issued by the Service Provider to the Company (the “Monthly Consideration”).

6.2.	The parties agree that the dates of payment of the consideration will be by the 10th day of the month in each calendar month for the previous month, subject to the Service Provider having issued a lawful tax invoice to the Company.

6.3.	It is hereby agreed and clarified beyond any doubt that the Service Provider will not be entitled to any payments, terms, benefits or rights, other than as explicitly stated in this agreement, in consideration for the rendering of the Service Provider’s Services to the Company.

6.4.	It is further agreed that the Service Provider and/or the Service Provider’s Employee on its behalf will be entitled to a reimbursement of expenses and/or payments that were required in the context of the rendering of the Services by them to the Company, subject to the presentation of a tax invoice and/or receipts and their approval by the Company’s CEO, including fuel expenses when travelling in the context of the rendering of the Services up to the sum of ILS 750 and against the presentation of invoices.

6.5.	It is agreed that subject to the CEO’s approval (also retroactively), the Company will bear the expenses entailed by the consultant’s overseas travel in the context of the rendering of the Services to the Company which shall have been incurred in relation to the performance of his role, including airline tickets, hotels, per diems, telephones and hospitality.

6.6.	If the Service Provider is the central party involved in the raising of funds that are invested in the Company, the Service Provider will be entitled to a bonus in the sum of 5% of the investment amount. The bonus shall be paid proportionately to the amount of the payment, simultaneously and in accordance with the staggering of the investor’s payments, no later than 7 business days after the payment is made to the Company’s account.

7.	Options

7.1.	Granting of options - The provisions of Section 6.3 above notwithstanding, as part of his position as a senior UAV development consultant with the Company and in addition to the Monthly Consideration set forth in Section 6.1 above, the Company will give the Service Provider options to purchase shares of the Company (the “Options”) according to the following exercise terms:

7.1.1.	Quantity: 274,420 options of the Company, convertible into 274,420 ordinary shares of the Company;

7.1.2.	Vesting period: the options are exercisable in 3 stages, and in equal parts:

7.1.2.1.	On the date of listing of the Company or on December 31, 2014, whichever is earlier, the Service Provider will have the right to exercise one third (1/3) of the quantity of the options i.e., 91,474 options that are exercisable into 91,474 ordinary shares of the Company;

7.1.2.2.	12 months after the date of listing of the Company or on January 1, 2016, whichever is earlier, the Service Provider will have the right to exercise an additional one third of the quantity of the options i.e., 91,473 options that are exercisable into 91,473 ordinary shares of the Company;

7.1.2.3.	24 months after the date of listing of the Company or on January 1, 2017, whichever is earlier, the Service Provider will have the right to exercise an additional and final one third of the quantity of the options i.e., 91,473 options that are exercisable into 91,473 ordinary shares of the Company

7.1.3.	The exercise price: In consideration for the Company’s allotted shares (the “Allotted Shares”), the Service Provider will pay the Company the sum of 23.7 cents per one ordinary share;

7.1.4.	Expiration: In any event where the Service Provider’s office discontinues, for any reason whatsoever (other than an exit event as specified below), the options that are yet to vest will expire and such options will not be exercisable by the Service Provider; Insofar as on the date of expiration of the engagement there are options that are yet to vest, they will expire automatically;

7.1.5.	Exit: If an exit event occurs in the Company, in other words, the Company is sold, and on the exit date the Service Provider has options that are yet to vest (the “Remaining Options”), the vesting date of the Remaining Options will be accelerated and the Service Provider will have the right to exercise all of the remaining options from the date of the exit event until one month from the end date of the exit event (the “Date of Exercise of the Remaining Options”); Insofar as upon the expiration of the Date of Exercise of the Remaining Options there are still options that remain to be exercised by the Service Provider, they will expire automatically.

8.	Undertakings of the service provider

Without derogating from the other provisions of this agreement, the Service Provider (as well as the Service Provider’s Employee, as the case may be) undertakes, confirms and represents as follows:

8.1.	That he has the necessary qualifications in order to perform his role in the context of the Service Provider’s Services.

8.2.	That during the period of consummation of this agreement, he will be entitled to render Services as a contractor to anyone, provided that the same does not prejudice the fulfillment of his undertakings pursuant to this agreement;

8.3.	That he will refuse and not accept any payment and/or other benefit from any third party which has a direct or an indirect connection to the Service Provider’s Services which he carries out for the Company, including from customers and/or suppliers of the Company.

8.4.	That he will render the Service Provider’s Services to the Company with maximum discretion, devotedly and loyally, while using all of his qualifications, experience, knowledge for the benefit of the Company and for its promotion and while avoiding conflicts of interest.

8.5.	That he will promptly inform the Company without delay of any matter and/or issue regarding which he has a personal interest and/or which may give rise to a conflict of interest with the rendering of the Services to the Company.

8.6.	That he will act according to the provisions of any and all laws and statutes with respect to the rendering of the Services as provided in this agreement.

8.7.	That insofar as he knows, no limitation applies to him which prevents him from rendering the Services to the Company in the context of this agreement.

8.8.	That he and/or the Service Provider’s Employee do not have any criminal past and/or criminal records with the Israel Police and insofar as he knows, there is no lawsuit and/or case and/or police and/or other investigation pending against him, nor any reason for such to be filed/opened/conducted against him.

8.9.	The parties agree that the Service Provider and/or the Service Provider’s Employee will not be entitled to sell and/or transfer and/or assign and/or endorse etc., his rights and undertakings pursuant to this agreement and/or any part thereof, either directly or indirectly, and in any manner whatsoever, to another and/or others, either for or without consideration and/or in any other manner, unless agreed otherwise, in advance and in writing, by the Company, subject to the provisions of any and all laws, including the holding of a meeting of the Company’s shareholders.

8.10.	The provisions of this section, including all of the subsections hereof, constitute a fundamental condition to this agreement.

9.	Contradictory claim

9.1.	The Service Provider represents that he is the owner of a private company, in the context of which he is rendering the Services to the Company;

9.2.	The Service Provider hereby represents that in the context of the rendering of the Services by him in accordance with this agreement, there neither is nor will be an employment relationship between him and the company in any manner, form and manner whatsoever [sic].

9.3.	It is fundamentally and inherently agreed that the monthly consideration set forth in Section 6 of this agreement was determined while taking into consideration the fact that the Service Provider is an independent contractor and not a “Company employee”. Therefore, it is agreed that for the employment or the termination of the employment of the Service Provider, including the discontinuation of the rendering of the Services to the Company by the Service Provider and/or the Service Provider’s Employee, in his capacity as a senior consultant for UAV development with the Company, the Company will not be liable for any additional costs, including social benefits of any kind (including annual leave, convalescence pay, national insurance payments, provident payments, severance pay, study fund, holiday payments, reserve duty, maternity leave, car expenses etc.), such that the monthly consideration as aforesaid is the full, comprehensive and sole cost the Company will incur in relation to the receipt of the Services of the Service Provider which he is making available to the Company in the context of this agreement as an independent contractor.

9.4.	The Service Provider hereby undertakes to indemnify the Company for any and all claims, of any kind whatsoever, that will be filed against the Company, the cause of action underlying which is the issue of the existence of an employment relationship between the Service Provider or any of the employees of the private company, whether the claim is filed by the Service Provider and/or his employee and/or his successor and/or their heirs, under law or by any third party whatsoever.

9.5.	Without derogating from the provisions of Section 9.1 above the Service Provider hereby represents that it is clear to him and he agrees that the consideration specified in Section 6 above is based on his representations in Sections 9.1-9.3 above, on the representation which he made to the Company, and the basic premise of the agreement that there is no employment relationship between him and the Company.

9.6.	Therefore, the Service Provider agrees that in any event where he makes either a claims and/or a demand in any manner whatsoever against the Company for rights that derive from the existence of an employment relationship and/or if it is ruled by a court and/or any other body that there is an employment relationship between him and the Company, despite the provisions of this agreement, the proper fee of the Service Provider will be calculated as an employee, based on a sum that is equivalent to 70% of the consideration stated in Section 6 above, and the consideration will be deemed to have been so agreed in the outset, and the Service Provider will repay the Company the difference in the amount of 30% of the consideration plus lawful interest and linkage differentials from the date of each and every consideration payment until the actual payment.

The provisions of this Section will apply whether an argument is raised on the existence of an employment relationship in any manner whatsoever and/or if a claim is filed against the Company and/or against any other company with which the Company is affiliated, by the Service Provider, or, if the same is raised by an employee of the Service Provider and/or their successor and/or their estate and/or their heirs and/or another third party related to him and in this context the Service Provider and/or his estate will be deemed liable for the aforesaid restitution, before the performance of any payment to the Service Provider and/or his estate and/or his successors.

9.7.	The provisions of this Section, including all of the subsections hereof, constitute a fundamental condition to this agreement.

9.8.	Nothing in the aforesaid derogates from any other remedy and/or relief that are available to the Company under this agreement and/or the law.

10.	Service provider’s status

10.1.	Without derogating from the other provisions of this agreement, the parties agree that the Service Provider serves as an independent contractor for all intents and purposes and that there neither is nor will be an employment relationship in any form and manner whatsoever between him and/or the Service Provider’s Employee, and the Company.

10.2.	The parties agree that the Service Provider will be the only one responsible for his relationship with the tax authorities and in this context – Income Tax, the National Insurance Institute and VAT.

10.3.	The parties agree that the Service Provider himself will bear the payment of any and all taxes and/or fees and/or government and/or other payments due to the management of his business and, inter alia, the payments of income tax, VAT, national insurance, employer tax, etc.

10.4.	The provisions of this Section, including all of the subsections hereof, constitute a fundamental condition to this agreement.

11.	Confidentiality; non-competition and conflict of interest

11.1.	The Service Provider undertakes to maintain in strict confidence any and all figures and/or documents and/or knowledge and/or information pertaining to the rendering of the Services to the Company and/or the Company’s business activity. The Service Provider is aware that any such information which is not in the public domain constitutes property which belongs to the Company. The aforesaid will not apply to information in the public domain, provided that the same shall not have reached the public domain as a result of either an act or an omission of the Service Provider and/or another on his behalf. The aforesaid does not derogate from the employee’s power to use the information, including its delivery to third parties, in the context and for the purpose of the performance of his duties as the CEO of the Company.

11.2.	The Service Provider undertakes not to be found in the position of a conflict of interest between his various businesses and the Services rendered to the Company thereby. In any case where there is a concern of a conflict of interest, the Service Provider undertakes to notify the Company thereof in advance and to obtain its written consent to an act as specified above.

11.3.	If the Service Provider wishes to discontinue his duties before the expiration of the agreement, it will not be able to render Services to a company which has business ties with the Company or to a competing company in the field of high-altitude solar UAVs, for the duration of 12 months from the expiration of the Advance Notice Period.

11.4.	The Service Provider’s undertakings pursuant to this section, including all of the subsections hereof, constitute fundamental undertakings in this agreement.

12.	Title

12.1.	Plans, opinions, ideas, trademarks, patents and intellectual property rights etc., either developed and/or prepared by the Service Provider for the Company and/or any of its customers will be, at all times, the sole and absolute property of the Company and the Service Provider will not be entitled to payment and/or remuneration and/or compensation of any kind for any one of them.

12.2.	Without derogating from the Service Provider’s other undertakings, the Service Provider hereby undertakes to deliver to the Company any and all documentation it will have in its possession with respect to the rendering of the Service Provider’s Services thereby to the Company including, but not only, the original plans, the source software and any and all documents, information, databases, explanations and any other information, either in writing, in digital and/or analog format and either orally or in any other manner pursuant to the provisions of this agreement, whenever he is required to do so and immediately upon demand.

12.3.	The Company may at all times, in its sole and absolute discretion, use the material and/or any information, document, software, database, plan and other such details delivered by the Service Provider, and the Company may publish and/or deliver materials, in whole or in part, to whomever it deems fit, in its sole discretion, in any manner whatsoever and without requiring consent of any kind from the Service Provider.

12.4.	Any item of information, document, object, information etc., that are inherently not common property, which came into the Service Provider’s possession pursuant and/or in relation to the rendering of the Service Provider’s Services, the Service Provider undertakes not to take out and/or transfer and/or hand over to any third party and/or to the public domain, including any part thereof and/or right thereunder and/or benefit of any kind.

13.	Professional liability and claims

13.1.	The Service Provider fundamentally and inherently undertakes to notify the Company promptly and in writing upon the occurrence of an event which constitutes an event that gives rise to a concern pursuant to which a claim will be filed against the Service Provider and/or the Service Provider’s Employee and/or the Company, due to negligence and/or an omission and/or an act in the context of the rendering of the Services to the Company.

13.2.	In addition, the Service Provider undertakes to notify the Company in writing of any claim and/or demand and/or letter and/or complaint which is filed against it pursuant to its work as a Service Provider immediately and without delay. In its aforesaid notice the Service Provider will specify all of the details of the case and produce the relevant documents to the Company, all for the Company to be able to consider the continued provision of the Service Provider’s Services by the Service Provider to the Company in view of the event.

14.	Miscellaneous

14.1.	This agreement finalizes all of the agreements between the Service Provider and the Company. Upon execution of this agreement, all of the agreements, understandings, and letters of undertaking which were exchanged between the parties prior to its execution, if any – will be null and void.

14.2.	Each party will bear its expenses due to the preparation of this agreement.

14.3.	The relationship between the Company and the Service Provider will not be governed by the provisions of the agreements nor by the arrangements which apply to the Company’s employees nor by the terms of work of the Company’s salaried employees or the terms that apply to other contractors of the Company (if and insofar as there are any).

14.4.	It is explicitly agreed that the books and records of the Company will constitute prima facie evidence of the veracity of such records and of any statement or transaction or account recorded therein.

14.5.	The parties agree that the consideration received by the Service Provider for the scope of the contemplated position (see Section 6.1) constitutes an initial base salary. The update of the consideration amount will be discussed by the parties after the lapse of 6 months from the date of execution of this agreement.

14.6.	No conduct by any party will be deemed as a waiver of any of its rights pursuant to this agreement and/or any law, or as a waiver of and consent to any breach or non – fulfillment of the terms and conditions of the agreement by the other party on its behalf, or as the giving of a deferral, an extension, or as a modification, omission or an addition of any term whatsoever, unless performed explicitly and in writing.

14.7.	Any and all modifications, cancellations, additions or amendments to this agreement will be performed in writing and be binding only after they are signed by both parties.

14.8.	The competent court in the city of Tel Aviv shall have sole and exclusive jurisdiction to hear any and all disputes that arise between the parties in relation to this agreement and/or the rendering of the Service Provider’s Services under this agreement.

15.	Addresses and notices

15.1.	The parties’ addresses for purposes of this agreement are as specified in the preamble hereto or any other address of any one of the parties of which it will give written notice to all of the other parties.

15.2.	Any and all notices dispatched from one party to the other party will be transmitted in writing via facsimile and in addition, in writing via registered mail according to the addresses that appear in the preamble to this agreement and/or be delivered by hand. A notice delivered by post will be deemed received within 72 hours from the date of dispatch thereof via registered mail from a post office in Israel. A notice delivered by hand will be deemed received immediately upon the delivery. For purposes of this section, Saturdays and Jewish holidays will not be included in the count of days.

In witness whereof the parties have hereto set their hands:

The Company Stamp & Signature

The	Service	Provider	Signature

Addendum to an Agreement to Provide Services of November 4, 2014

Entered into and executed in _______ on August 10, 2015

Between

L. & S. Light and Strong Ltd.

P.C. 514030471

Haadom Street, I.A. Kanot, POB 7042

Gedera 707000

(the “Company”)

of the first part;

and

Alon and Tal Tamir Consultants and Design Ltd.

P.C. 514559012

Represented by Mr. Alon Tamir I.D. 02290862-8

of 8 Haharuv Street, Raanana

(the “Service Provider”)

of the second part;

[The Company and the Service Provider will be referred to below as the “Parties”]

Whereas	on November 4, 2014 the Parties executed an agreement to provide services (the “Main Agreement”) which is attached as Annex A pursuant to which, inter alia, the Service Provider will provide its services as a senior UAV development consultant and render current consulting services to the Company in the field of UAV development (the “Services”); and

Whereas	in the context of the provisions of the Main Agreement, the consideration clause set forth the monthly consideration amount of ILS 10,000 for the fulfillment of all of the undertakings of the Service Provider in accordance with the Main Agreement, before VAT, for each calendar month of work, effective from the commencement of the engagement, as provided in Section 6.1 of the Main Agreement, against a tax invoice to be issued by the Service Provider to the Company (the “Monthly Consideration”); and

Whereas	in the context of the provisions of the Main Agreement it was determined that in addition to the Monthly Consideration, the Company will give the Service Provider 274,420 options to purchase 274,420 ordinary shares of the Company as part of its duties as a senior UAV development consultant with the Company under the terms and conditions that are specified in Section 7 of the Main Agreement; and

Whereas	the Service Provider wishes to change the Monthly Consideration amount, the quantity of allotted options and their terms in accordance with the provisions of this agreement below, and the Company agrees to the aforesaid changes; and

Whereas	the parties wish to regulate and establish in writing the agreements that were reached, all as specified in this agreement below;

Therefore it has been stipulated, represented and agreed by and between the parties as follows:

1.	Preamble

1.1.	The preamble to this addendum to the agreement, and the parties’ representations, constitute an integral part hereof.

1.2.	The headings of the sections are for the sake of convenience only and will not be relied upon in interpreting or explaining this agreement.

1.3.	The annexes to this addendum to the agreement constitute an integral part of the addendum to this agreement and its terms. In the event of a discrepancy the provisions of the annexes will supersede the addendum to the agreement.

2.	Consideration and benefits

2.1.	Section 6.1 of the Main Agreement will be omitted and replaced with the text of the following section, as follows:

“In consideration for the fulfillment of all of the undertakings of the Service Provider in accordance with this agreement, the Company will pay the Service Provider consideration in the sum of ILS 500 (five hundred new Israeli shekels), before VAT, for each calendar month of work, effective from May 1, 2015, against a tax invoice to be issued by the Service Provider to the Company (the “New Monthly Consideration”).”

3.	Options

3.1.	Section 7 of the Main Agreement will be omitted and replaced by Annex B which is attached to the addendum to this agreement.

4.	General

4.1.	Other than the provisions explicitly regulated in this addendum, all of the other provisions of the Main Agreement remain entirely unchanged.

In witness whereof the parties have hereto set their hands:

The Company Stamp & Signature

The Service Provider Stamp & Signature